UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

On April 15, 2026, Summer Road mailed the following letter to shareholders of the Company, a copy of which is also attached hereto as Exhibit 1 and is incorporated herein by reference.

INGLES MARKETS SHAREHOLDERS DESERVE BETTER

NASDAQ: IMKTA

SUMMER ROAD LLC

April 2026

Fellow Class A Shareholder,

Summer Road LLC ("Summer Road" or "we") owns approximately 3% of the outstanding shares of Class A common stock of Ingles Markets, Incorporated (NASDAQ: IMKTA) ("Ingles" or the "Company"). At the 2026 Annual Meeting of Shareholders on April 30, we are seeking your support to elect Rory A. Held to Ingles' Board of Directors (the "Board").

Our campaign has always been about giving Class A shareholders truly independent representation on the Board following Ingles' failures on transparency, capital allocation and governance. Instead of addressing investors' concerns about its anemic growth, ambiguous corporate strategy, lack of shareholder engagement and Board oversight shortcomings, the Company is seeking to distract attention from these legitimate issues by fearmongering about our intentions. Shareholders should ask why Ingles is fighting so aggressively against the election of one qualified, independent Class A shareholder to the eight-member Board of a controlled Company.

While traditional and social media are filled with inflammatory quotes regarding the poor reputation of Chairman Robert P. Ingle, II and the Company, we recognize that these public narratives are often inaccurate and fail to reflect the complete truth. Rather than engaging with that noise, we are focusing our efforts on the undeniable facts. **What matters to shareholders is establishing an independent voice in the boardroom to ask the tough questions necessary to improve returns and transparency.**

As you prepare to cast your vote at this year's Annual Meeting, we want you to be armed with the facts:

Setting the Record Straight: 10 Key Facts the Company Got Wrong

Ingles' Fictions[1]	The Facts
"We tried repeatedly to reach a constructive resolution to avoid this proxy contest."	The Company consistently refused to acknowledge the need for a truly independent director on the Board. Instead of providing a settlement offer that would allow us to identify a new director, the Company's legal counsel warned our legal counsel that if we were to proceed with a proxy contest, Ingles would seek to distract from the merits of our campaign by attacking the Sackler family – which is exactly what it has done with its misleading, inaccurate and inflammatory assertions.

[1] Statements made in the Company's April 8, 2026 investor presentation.

VOTE THE GOLD CARD TO ELECT RORY A. HELD AS CLASS A DIRECTOR

1

INGLES MARKETS SHAREHOLDERS DESERVE BETTER
NASDAQ: IMKTA
SUMMER ROAD LLC

Ingles' Fictions[1]	The Facts
"We believe any Sackler-employed representative on the Ingles Board would be bad for Ingles, our communities and our stakeholders."	Shareholders are voting to elect Mr. Held, an investment professional who has never worked for Purdue Pharma and who brings the perspective of an Ingles Class A owner to the Board. Summer Road and Mr. Held were good for Peak Resorts, Inc. ("Peak Resorts"), its communities and its stakeholders. We expect the same for Ingles.
"Experience shows that a threat of a boycott is real if Sackler employee, Rory Held, is elected to the Ingles Board."	There was no boycott at any Peak Resorts mountains during the period Mr. Held was on the board or thereafter. Notably, the rumored boycott date mentioned in Ingles' presentations fell after Mount Snow's ski season had already ended. Mr. Held's tenure at Peak Resorts delivered results for all shareholders, including the reinstatement of the dividend, improved investor communication, the successful acquisitions of multiple ski resorts and a value-maximizing sale to a strategic acquirer (which represented a 120% share price increase from when Mr. Held joined the board).
"Summer Road and Rory Held are hiding material information from shareholders."	We are hiding nothing. We have always said we are a family office, and the truth is we are an investor aligned with all Class A shareholders. Ingles, on the other hand, is hiding information from its owners. The Company stopped holding quarterly earnings calls in 2016, discloses the least amount of information of its peers and doesn't report the accurate picture of its real estate holdings.

[1] Statements made in the Company's April 8, 2026 investor presentation.

VOTE THE GOLD CARD TO ELECT RORY A. HELD AS CLASS A DIRECTOR
2

INGLES MARKETS SHAREHOLDERS DESERVE BETTER
NASDAQ: IMKTA
SUMMER ROAD LLC

Ingles' Fictions[1]	The Facts
"Summer Road SEC filings exclude information about their Ingles holdings."	Summer Road has sent the Company position verification letters from our prime broker on multiple occasions dating back to the 2023 Annual Meeting. Our approximately 3% holdings were publicly disclosed in our proxy statement filing, as required by the SEC. Mr. Held personally owns more Ingles shares than all "independent" Board members combined, better positioning him to represent shareholders' interests.
"Ingles' director candidates were selected through a robust process designed to identify highly-qualified, independent candidates with 'fit for purpose' experience."	The Board originally appointed L. Keith Collins, a former Ingles executive and Class B director, as a Class A director. The Board then chose not to use an independent search firm to identify and recruit the new Class A director representatives, Rebekah Lowe – who was recommended by an incumbent director – and Dwight Jacobs – who was, in turn, recommended by Ms. Lowe. How can Ms. Lowe credibly represent Class A shareholders' interests when she owns zero shares, has a preexisting relationship with an incumbent director(s) and serves alongside her fellow director nominee on another board?
"The Company has a record of strong financial performance on all core grocery metrics." *"Fiscal Q1 2026 year-over-year results significantly improved and indicate path to upside ahead."*	Ingles' 4% EBITDA growth over a 10-year period, on a 41% increase in net sales, cannot be considered strong financial performance in any scenario. Over the past three years, including the period prior to Hurricane Helene, the Company <u>shrunk</u> its earnings and sales and <u>underperformed</u> peers on same store sales growth, operating margin, return on equity and dividend growth. The Company's Q1 2026 results were up against two years of negative comparisons. Compared to two years ago (Q1 2024 – unaffected by Hurricane Helene), Ingles' sales are lower by 7.3% and EBIT is lower by 35%. These are hardly results to give investors comfort in the upside ahead.

[1] Statements made in the Company's April 8, 2026 investor presentation.

VOTE THE GOLD CARD TO ELECT RORY A. HELD AS CLASS A DIRECTOR
3

INGLES MARKETS SHAREHOLDERS DESERVE BETTER

NASDAQ: IMKTA

SUMMER ROAD LLC

Ingles' Fictions[1]	The Facts
"Our total shareholder return substantially exceeds relevant index and peer benchmarks."	Ingles conveniently excluded Sprouts Farmers Markets, Inc.'s ("Sprouts") performance from its April 8th presentation, despite including Sprouts as a peer and "principal competitor" in its 2026 proxy statement filed on April 1st and in every Form 10-K since 2016.
"Summer Road's capital allocation suggestions would be value destructive."	According to the Company, capital return is OK as long as it solely benefits the Class B shareholders (i.e., the Ingle family). In Fiscal 2021, Ingles repurchased $80 million of stock only from the Class B shareholders. No Class A stock has ever been repurchased. While Class A distributions have been largely stagnant for 10 years, Chairman Ingle has effectively increased his own dividend (the Class B distribution) through compensation. At no point during our three-plus years of ownership has management or the Board ever engaged with us about any of our ideas. We therefore find it odd that they purport to know what Mr. Held would advise once in the boardroom and how they can insist his suggestions would be value-destructive.
"Owned real estate is an important component of long-term growth."	Ingles' store base has not grown and sales from non-same stores has been negative over the past 10 years. The Company has not opened a new store in more than four years and many properties sit fallow. We agree that Ingles has valuable real estate – but why has leadership not done anything with its assets? Summer Road's analysis of Ingles' owned real estate – which we shared with the Company in 2023 but received no response – is based on county records, since Ingles has disclosed extremely limited information.

[1] Statements made in the Company's April 8, 2026 investor presentation.

VOTE THE GOLD CARD TO ELECT RORY A. HELD AS CLASS A DIRECTOR

4

INGLES MARKETS SHAREHOLDERS DESERVE BETTER
NASDAQ: IMKTA
SUMMER ROAD LLC

We urge you to elect Mr. Held, the Chief Investment Officer of Summer Road and an Ingles shareholder unaffiliated with the current directors, to ensure that the Company's leadership acts transparently and in alignment with ***ALL*** shareholders' best interests.

Sincerely,

Summer Road

If you have any questions about how to vote your shares, please contact:

saratoga

520 8th Avenue, 14th Floor
New York, NY 10018

(212) 257-1311
Toll-Free: (888) 368-0379
info@saratogaproxy.com

All of Summer Road's materials, including our investor presentation, are available at www.saratogaproxy.com/Ingles.

VOTE THE GOLD CARD TO ELECT RORY A. HELD AS CLASS A DIRECTOR 5